EXHIBIT 3.3

CERTIFICATE OF OWNERSHIP AND MERGER

MERGING

BARZEL INDUSTRIES INC.

WITH AND INTO

NOVAMERICAN STEEL INC.

PURSUANT TO SECTION 253 OF THE

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

Novamerican Steel Inc., a Delaware corporation, hereby certifies as follows:

FIRST:                      Novamerican Steel Inc. (the “Corporation”) has been incorporated and is existing under the General Corporation Law of the State of Delaware (the “DGCL”).
SECOND:                 Barzel Industries Inc., a Delaware corporation (the “Subsidiary”), has been incorporated and is existing under the DGCL.

THIRD:                     The Corporation owns all of the outstanding shares of each class of capital stock of the Subsidiary, and is the parent corporation of the Subsidiary.
FOURTH:                 The Board of Directors of the Corporation (the “Board”) has determined to merge the Subsidiary with and into the Corporation pursuant to Section 253 of the DGCL.

FIFTH:                      The Board duly adopted the following resolutions on January 19, 2009:
WHEREAS, the Corporation owns all of the outstanding shares of the capital stock of Barzel Industries Inc., a Delaware corporation (the “Subsidiary”); and

WHEREAS, the Board of Directors of the Corporation has determined that it is advisable for the Subsidiary to be merged with and into the Corporation pursuant to Section 253 of the General Corporation Law of the State of Delaware (“Section 253”);

NOW, THEREFORE, BE IT

RESOLVED, that the merger of the Subsidiary with and into the Corporation pursuant to Section 253 (the “Merger”) be, and hereby is, approved; and be it further

RESOLVED, that the Corporation shall be the surviving corporation of the Merger; and be it further

RESOLVED, that it is the intention of the Corporation and the Subsidiary that the Merger constitute a reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the “Code”), and that these resolutions and the Certificate of Ownership and Merger filed to effectuate the Merger constitute a “plan of reorganization” for purposes of Section 368 of the Code and the Treasury Regulations promulgated thereunder; and be it further

RESOLVED, that the Merger shall be effective on February 13, 2009 at 9:00 a. m. Eastern Standard Time;  and be it further

RESOLVED, that, by virtue of the Merger and without any action on the part of the holder thereof, each then outstanding share of common stock of the Corporation shall remain unchanged and continue to remain outstanding as one share of common stock of the Corporation, held by the person who was the holder of such share of common stock of the Corporation immediately prior to the Merger; and be it further

RESOLVED, that, by virtue of the Merger and without any action on the part of the holder thereof, each then outstanding share of each class of capital stock of the Subsidiary shall be cancelled and no consideration shall be issued in respect thereof; and be it further

RESOLVED, that the Amended and Restated By-laws of the Corporation in effect immediately prior to the Merger shall continue to be the by-laws of the survivor after the Merger; and be it further

RESOLVED, that the Amended and Restated Certificate of Incorporation of the Corporation as in effect immediately prior to the effective time of the Merger shall be the certificate of incorporation of the surviving corporation immediately after the effective time of the Merger, except that Article 1 thereof shall be amended in its entirety to be and read as follows:

“ARTICLE 1
NAME

The name of the corporation is Barzel Industries Inc. (the “Corporation”).”

; and be it further

RESOLVED, that any and all actions taken prior to the date hereof by the officers of the Corporation in connection with the Merger be, and hereby are, ratified, approved and confirmed; and be it further

RESOLVED, that the officers of the Corporation be, and hereby are, authorized, in the name and on behalf of the Corporation, to take or cause to be taken any and all such actions, to execute, deliver, acknowledge, publish and file or cause to be executed, delivered, acknowledged, published or filed any and all such agreements, instruments or other documents, (all in such form as shall be approved by any of them, such approval to be evidenced conclusively by the consummation of the Merger) and to pay or cause to be paid any and all such fees, expenses, compensation and other costs, in each case as any of them may deem necessary or advisable in furtherance of the transactions described in the preceding resolutions or to carry out the purposes and intent of the preceding resolutions.

SIXTH:                      The Corporation shall be the surviving corporation of the Merger.

SEVENTH:                The Merger shall be effective on February 13, 2009, at 9:00 a. m. Eastern Standard Time,  as permitted under section 103(d) of the DGCL.

EIGHTH:                    The Amended and Restated Certificate of Incorporation of the Corporation as in effect immediately prior to the effective time of the Merger shall be the certificate of incorporation of the Corporation immediately after the effective time of the Merger, except that Article 1 thereof shall be amended to read in its entirety as follows:

“ARTICLE 1
     NAME

The name of the corporation is Barzel Industries Inc. (the “Corporation”).”

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Ownership and Merger to be executed by its duly authorized officer on this 30th day of January, 2009.

NOVAMERICAN STEEL INC.
By:	/s/ Corrado De Gasperis
Name: Corrado De Gasperis
Title: Chief Executive Officer